EXHIBIT 10(yy)

NOTICE OF PERFORMANCE UNIT GRANT

Participant:	[—]

Company:	The First American Corporation (the “Company”)

Notice:	You have been granted a Performance Unit in accordance with the terms of the Plan and the Performance Unit Award Agreement attached hereto.

Type of Award:	Performance Units

Plan:	The First American Corporation 2006 Incentive Compensation Plan

Grant:	Date of Grant: March 31, 2008
Number of Performance Units: [—]
Each Performance Unit has the value of $1

Performance
Period:	Subject to the terms of the Plan and this Agreement, the Performance Period applicable to the Performance Units shall be the calendar year 2008.

Performance
Condition:	Your right to the receipt of cash for your Performance Units is conditioned on the Company’s achievement of net income (as defined in accordance with generally acceptable accounting principles) for 2008 of $50 million or more, determined without regard to (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss, and (f) foreign exchange gains and losses. If the Company consummates a spin-off of one or more entities prior to December 31, 2008, the performance condition specified in the previous sentence shall be determined by adding to the net income of the Company the net income of any entity whose stock was distributed to the shareholders of the Company. This condition is referred to as the “Performance Target.” Within a reasonable time after the determination of whether the Performance Target has been met, the Committee shall determine the final amount of Performance Units to which you shall be entitled, provided that the total amount thereof shall not exceed the amount set forth above. The Committee, in its sole and unfettered discretion, may decrease the number of Performance Units awarded to you at any time prior to the payment thereon.

Rejection:	If you wish to accept this Performance Unit Award, please return this Agreement, executed by you on the last page of this Agreement, at any time within forty-five (45) days after the Date of Grant, to The First American Corporation, 5 First American Way, Santa Ana, California 92707, Attn: Matthew MacDougall. Do not return a signed copy of this Agreement if you wish to reject this Performance Unit Award. If you do not return a signed copy of this Agreement within forty-five (45) days after the Date of Grant, you will have rejected this Performance Unit Award.

PERFORMANCE UNIT AWARD AGREEMENT

This Performance Unit Award Agreement (this “Agreement”), dated as of the date of the Notice of Performance Unit Grant attached hereto (the “Grant Notice”), is made between The First American Corporation (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included and made a part of this Agreement.

1. Definitions.

Capitalized terms used but not defined in this Agreement (including the Grant Notice) have the meaning set forth in the First American Corporation 2006 Incentive Compensation Plan.

2. Grant of the Performance Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the contingent right to receive in cash an amount equal in value to the performance units set forth in the Grant Notice, as such number of performance units may be reduced by the Committee in its sole and unfettered discretion (the “Performance Units”). Each Performance Unit has a value of $1.

3. Vesting and Payment of Performance.

After the Performance Period (as specified in the Notice of Grant) has ended and provided that the Committee has determined that the Performance Target (as defined in the Notice of Grant) has been achieved, the Participant shall be entitled to receive, and the Company shall pay to the Participant, the cash value of the Performance Units; provided, however, that prior to paying to the Participant such cash value, the Committee may, in its sole and unfettered discretion, decrease the amount of Performance Units awarded to the Participant. If the Performance Target is not met, the Participant shall forfeit the Performance Units and the Participant shall not be entitled to any cash payment in connection therewith.

4. No Right to Continued Employment.

None of the Performance Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Company or any Subsidiary or Affiliate for any period, nor restrict in any way the right of the Company or any Subsidiary or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason.

5. The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at The First American Corporation, 5 First American Way, Santa Ana, California 92708, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify.

6. Notices.

All notices by the Participant or the Participant’s assignees shall be addressed to The First American Corporation, 5 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

7. Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

8. Other Plans.

The Participant acknowledges that any income derived from the Performance Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary or Affiliate. For purposes of the Company’s Executive Supplemental Benefit Plan and Management Supplemental Benefit Plan, as the same may be amended from time to time, cash ultimately paid for any Performance Units shall be deemed to be “Covered Compensation”.

9. Assignment. Participant may not transfer or assign this Agreement or any part thereof. The Company reserves the right to transfer or assign this Agreement to any of its affiliates.

[SIGNATURES FOLLOW]

THE FIRST AMERICAN CORPORATION

By:
Name:
Title:

Date:

Acknowledged and agreed as of the Date of Grant:

Signature:

Printed Name:

Date: